Mail Stop 3-8


								August 15, 2005


By U.S. Mail

Russell Girling
Chief Financial Officer
TransCanada Corporation
450 - 1st Street SW
Calgary, AB T2P5

		Re:	TransCanada Corporation
			File No. 1-31690
			Form 40-F for the year ended December 31, 2004

			TransCanada Pipelines LTD
			File No. 1-08887
			Form 40-F for the year ended December 31, 2004


Dear Mr. Girling,

	We have completed our review of your Forms 40-F and related filings and have no further comments at this time.

							Sincerely,




							Michael Moran, Esq.
Branch Chief